Exhibit 4.3

INCYTE CORPORATION

DESCRIPTION OF SECURITIES REGISTERED UNDER

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Incyte Corporation, a Delaware corporation (“we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934:  our common stock, $.001 par value per share.  The general terms and provisions of our common stock are summarized below.  This summary does not purport to be complete and is qualified by reference to our restated certificate of incorporation and our bylaws, each of which has been filed as an exhibit to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), as may be amended by a document filed with one of our periodic reports filed with the SEC subsequent to the date of that Annual Report.  References to “we,” “us” and “our” in this document mean Incyte Corporation, a Delaware corporation.

Common Stock

We are authorized to issue 400,000,000 shares of common stock.  Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our restated certificate of incorporation. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Subject to preferences that may apply to shares of our preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All issued and outstanding shares of common stock are fully paid and nonassessable.

Certain Provisions of Delaware Law and of the Charter and Bylaws

The provisions of Delaware law, our restated certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Delaware Law.  We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware regulating corporate takeovers. In general, those provisions prohibit a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or after the date the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of these provisions either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out of, these provisions. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Charter and Bylaws.  Our restated certificate of incorporation and bylaws include provisions that:

•	specify that stockholders may not call special meetings of the stockholders or fill vacancies on the board;

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authorize our board of directors to issue, without further action by stockholders, up to 5,000,000 shares of preferred stock in one or more series, with such designations, powers, preferences and other rights as our board of directors may authorize;

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establish an advance notice procedure for stockholder proposals to be brought before an annual or special meeting of our stockholders, including proposed nominations of persons for election to our board of directors; and

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require us to indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare.

Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “INCY.”

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